Exhibit 99.2

For Immediate Release	Press Contact: Carie Kelly, VP Marketing
Phone: (978) 834-8583
Email: ckelly@theprovidentbank.com

The Provident Bank Acquires ResX Warehouse Lending Portfolio

(PORTSMOUTH, NH, January 22, 2020) – The Provident Bank has entered the Warehouse Lending business by acquiring United Bank's legacy ResX Warehouse Lending portfolio from People's United Bank, N.A. on January 17, 2020.

“The expertise and leadership of the ResX team provided us an opportunity to obtain a portfolio that is immediately accretive to earnings,” said David Mansfield, CEO of The Provident Bank. “The warehouse lending business is a niche business that parallels our strategy of engaging in specialized businesses where we can have expertise and focus. Our technology and banking products provide a compelling reason for businesses to transact with The Provident Bank,” he said.

ResX Warehouse Lending, a division of The Provident Bank, will conduct business from its Operations facility in Ponte Vedra Beach, Florida. The division targets creditworthy, small to mid-cap, independent mortgage banking companies for warehouse lines from $3MM to $25MM.

Ken Jones, President of the ResX division said, “By providing flexible, high-touch personal service, we meet the needs of smaller organizations. Our experience and business acumen provide a consultancy relationship that is valued by many clients. This results in ResX forming long-term, sustainable relationships with its clients. We've built a strong base and culture over the past couple of years with United Bank which positions us to take advantage of growth opportunity. We expect to continue our pattern of growth by providing a superior customer experience, offering competitive products, while maintaining a culture of safety and soundness. The forecast of a stable interest rate environment and continued growth in housing will help facilitate our objectives.”

For more information, visit theprovidentbank.com.

About The Provident Bank

The Provident Bank, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC), is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident Bank has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.